EXHIBIT 99.1

        America Service Group Announces First Quarter Results

        Increases Previous Guidance for Full-Year 2007 Results

    BRENTWOOD, Tenn.--(BUSINESS WIRE)--May 1, 2007--America Service Group Inc. (NASDAQ:ASGR):

    Highlights:

    -- Net income of $1.4 million in the quarter as compared with a net loss of $1.1 million in the prior year quarter

    -- Gross margin from continuing operations of 7.9% in the quarter as compared with 6.2% in the prior year quarter

    -- Adjusted EBITDA of $4.9 million in the quarter as compared with $4.2 million in the prior year quarter

    -- Repurchase of $7.9 million (511,800 shares) of common stock in the quarter

    America Service Group Inc. (NASDAQ:ASGR) announced today results for the first quarter ended March 31, 2007, and increased guidance for full-year 2007 results.

    Commenting on today's announcement, Michael Catalano, chairman, president and chief executive officer of America Service Group, said, "This quarter met our expectations and demonstrates the bridge between the Company's 2006 performance and our guidance for 2007."

    FAS 144 Impact on Income Statement Presentation Format

    As noted in its 2006 annual report on Form 10-K, the Company is applying the discontinued operations provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144 ("FAS 144") to all service contracts that expire subsequent to January 1, 2002. FAS 144 requires the Company to follow the income statement presentation format described in FAS 144. The results of operations of contracts that expire, less applicable income taxes, are classified on the Company's consolidated statements of operations separately from continuing operations. The presentation prescribed for discontinued operations requires the collapsing of healthcare revenues and expenses, as well as other specifically identifiable costs, into the income or loss from discontinued operations, net of taxes. Items such as indirect selling, general and administrative expenses or interest expense cannot be allocated to expired contracts. The application of the FAS 144 accounting presentation to expired contracts has no impact on net income, earnings per share, total cash flows or stockholders' equity.

    As a result of the application of FAS 144, "healthcare revenues" and "healthcare expenses" on the Company's consolidated statements of operations for any period presented will only include revenues and expenses from continuing contracts. The Company will also discuss "Total Revenues," "Total Healthcare Expenses," and "Total Gross Margin," which will include all of the Company's revenues and healthcare expenses for a period (i.e., healthcare revenues plus revenues from expired service contracts, or healthcare expenses plus expenses from expired contracts less share-based compensation expense). Total Gross Margin is defined as Total Revenues less Total Healthcare Expenses. Total Gross Margin excludes share-based compensation expense. Reconciliations of healthcare revenues to Total Revenues, healthcare expenses to Total Healthcare Expenses and gross margin to Total Gross Margin are found in the attached schedules.

    Results for First Quarter Ended March 31, 2007

    Healthcare revenues from continuing contracts for the first quarter of 2007 were $145.7 million, an increase of 2.6% over the prior year quarter. Total Revenues, which includes revenues from continuing and discontinued contracts, for the first quarter of 2007 were $146.5 million, a decrease of 12.6% over the prior year quarter.

    Healthcare expenses from continuing contracts for the first quarter of 2007 were $134.2 million, or 92.1% of healthcare revenues, as compared with $133.1 million, or 93.8% of healthcare revenues, in the prior year quarter. Included in healthcare expenses from continuing contracts is share-based compensation expense of $114,000 and $111,000 for the first quarters of 2007 and 2006, respectively. Total Healthcare Expenses, which includes expenses from continuing and discontinued contracts and excludes share-based compensation expense, for the first quarter of 2007 were $135.3 million, or 92.4% of Total Revenues, as compared with $158.4 million, or 94.5% of Total Revenues, in the prior year quarter.

    Gross margin from continuing contracts for the first quarter of 2007 was $11.5 million, or 7.9% of healthcare revenues, as compared with $8.8 million, or 6.2% of healthcare revenues, in the prior year quarter. Gross margin was negatively impacted in the first quarters of 2007 and 2006 by losses of $227,000 and $1.0 million, respectively, at Secure Pharmacy Plus, LLC (SPP). Reducing gross margin is share-based compensation expense of $114,000 and $111,000 for the first quarters of 2007 and 2006, respectively. Total Gross Margin, which includes continuing and discontinued contracts and excludes share-based compensation expense for the first quarter of 2007 was $11.2 million, or 7.6% of Total Revenues, as compared with $9.2 million, or 5.5% of Total Revenues, in the prior year quarter.

    Selling, general and administrative expenses for the first quarter of 2007 were $7.3 million, or 5.0% of healthcare revenues, as compared with $5.9 million, or 4.2% of healthcare revenues, in the prior year quarter. Included in selling, general and administrative expenses is share-based compensation expense of $1.1 million and $937,000 for the first quarters of 2007 and 2006, respectively. Selling, general and administrative expenses, excluding share-based compensation expense, as a percentage of Total Revenues for the first quarter of 2007 were 4.3%, as compared with 3.0% in the prior year quarter.

    Expenses related to the Audit Committee investigation into certain matters at SPP, the findings of which were reported on March 15, 2006, for the first quarter of 2007 were $14,000, as compared with $3.6 million in the prior year quarter.

    Adjusted EBITDA for the first quarter of 2007 was $4.9 million, as compared with $4.2 million in the prior year quarter. As reflected in the attached schedule, the Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization, Audit Committee investigation expenses and share-based compensation expense. The Company includes in Adjusted EBITDA the results of discontinued operations under the same definition.

    Depreciation and amortization expense for the first quarter of 2007 was $1.1 million, as compared with $973,000 in the prior year quarter.

    Income from operations for the first quarter of 2007 was $3.1 million, as compared with a loss from operations of $1.6 million in the prior year quarter. Negatively impacting the current year results is $1.2 million of share-based compensation expense and $14,000 of Audit Committee investigation and related expenses. Negatively impacting the prior year results is $1.0 million of share-based compensation expense and $3.6 million of Audit Committee investigation and related expenses.

    Net interest expense for the first quarter of 2007 was $362,000, as compared with $513,000 in the prior year quarter.

    Income from continuing operations before income taxes for the first quarter of 2007 was $2.7 million, as compared with a loss from continuing operations before income taxes of $2.2 million in the prior year quarter. Negatively impacting the current year results is $1.2 million of share-based compensation expense and $14,000 of Audit Committee investigation and related expenses. Negatively impacting the prior year results is $1.0 million of share-based compensation expense and $3.6 million of Audit Committee investigation and related expenses.

    The income tax provision for the first quarter of 2007 was $1.1 million, as compared with an income tax benefit of $873,000 in the prior year quarter.

    Income from continuing operations for the first quarter of 2007 was $1.6 million, as compared with a loss from continuing operations of $1.3 million in the prior year quarter. Negatively impacting the current year results is pre-tax $1.2 million of share-based compensation expense and pre-tax $14,000 of Audit Committee investigation and related expenses. Negatively impacting the prior year results is pre-tax $1.0 million of share-based compensation expense and pre-tax $3.6 million of Audit Committee investigation and related expenses.

    The loss from discontinued operations, net of taxes, for the first quarter of 2007 was $234,000, as compared with income from discontinued operations, net of taxes, of $132,000 in the prior year quarter.

    Net income for the first quarter of 2007 was $1.4 million, or $0.14 basic and diluted per common share, as compared with a net loss of $1.1 million, or $0.11 basic and diluted per common share in the prior year quarter. Negatively impacting the current year results is pre-tax $1.2 million of share-based compensation expense and pre-tax $14,000 of Audit Committee investigation and related expenses. Negatively impacting the prior year results is pre-tax $1.0 million of share-based compensation expense and pre-tax $3.6 million of Audit Committee investigation and related expenses.

    Cash and cash equivalents were $7.9 million at March 31, 2007, as compared with $13.7 million at December 31, 2006. Total debt outstanding was $10.0 million at March 31, 2007 and December 31, 2006. Days sales outstanding in accounts receivable were 47 days at March 31, 2007, as compared with 46 days at December 31, 2006.

    Pending Sale of Certain Assets of SPP

    As previously announced, the Company has entered into an asset purchase agreement for the sale at net book value of certain assets of its indirect subsidiary, SPP, to Maxor National Pharmacy Services Corporation (Maxor). The asset purchase transaction is to be effective April 30, 2007, with closing currently scheduled to occur on May 3, 2007. The closing is subject to customary closing conditions and deliveries, among other things. The final net book value of the assets included in this transaction is to be determined at closing. The net book value of the assets included in the transaction was approximately $4.0 million as of March 31, 2007.

    Update on Stock Repurchase Program

    On July 26, 2005, the Company announced that its Board of Directors had approved a stock repurchase program to repurchase up to $30 million of the Company's common stock over an approximate 24-month period. The Company intends to repurchase common stock under this program from time to time in accordance with Securities and Exchange Commission requirements and subject to ongoing reviews of the Company's operating cash flow requirements. This program is intended to be implemented through purchases made from time to time in either the open market or through private transactions. Under the stock repurchase program, no shares will be purchased directly from officers or directors of the Company.

    The timing, prices and sizes of purchases will depend upon prevailing stock prices, general economic and market conditions and other considerations. Funds for the repurchase of shares are expected to come primarily from cash generated from operations and also from funds on hand, including amounts available under the Company's credit facility.

    The repurchase program does not obligate the Company to acquire any particular amount of common stock, and the repurchase program may be suspended at any time at the Company's discretion.

    During the first quarter of 2007, the Company repurchased and retired 511,800 shares of its common stock for approximately $7.9 million. Since the inception of the stock repurchase program, the Company has repurchased and retired 1,624,736 shares of its common stock for approximately $23.2 million. As of April 30, 2007, the Company had approximately 9.6 million shares outstanding.

    2007 Guidance Increase

    The Company is increasing its previous guidance for full-year 2007 results primarily due to the expected elimination of anticipated future operating losses at SPP as a result of the pending sale of certain assets of SPP and commencement of the related pharmacy services agreement with Maxor. Consistent with past practice, the Company's guidance for full-year 2007 results does not consider the impact of any potential new business. Contracts currently in operation are included in the guidance for full-year 2007 results through the end of the year, unless the Company has previously been notified otherwise by the client.

    The Company's updated guidance for estimated full-year 2007 results and a comparison with its previous guidance (adjusted for the items discussed in detail in the footnotes) is summarized below:

                                Previous Guidance    Updated Guidance
                                  For Full-Year       For Full-Year
                                   2007 Results        2007 Results
                                ------------------  ------------------
Total Revenues (1)              $570 - 580 million  $565 - 575 million
Adjusted Total Gross Margin (2)   $44.7 million       $45.6 million
Adjusted selling, general and     $25.2 million       $25.8 million
 administrative expenses (3)
Depreciation, amortization and     $5.5 million        $5.2 million
 interest expense (1)
Adjusted pre-tax income (4)       $14.0 million       $14.6 million
Estimated effective tax rate on
 adjusted pre-tax income               41%                 41%
Adjusted net income (4)            $8.2 million        $8.6 million
Weighted average common shares     9.5 million         9.5 million
 outstanding - diluted
Adjusted net income per common
 share - diluted (4)                  $0.86               $0.91

(1) From continuing and discontinued contracts.
(2) From continuing and discontinued contracts and excluding estimated share-based compensation expense allocated to healthcare expenses of $0.4 million.
(3) Excluding estimated share-based compensation expense allocated to selling, general and administrative expenses of $3.5 million.
(4) From continuing and discontinued contracts and excluding estimated pre-tax share-based compensation expense of $3.9 million.

    Conference Call

    A listen-only simulcast and replay of America Service Group's first quarter 2007 results conference call will be available online at www.asgr.com or www.earnings.com on May 2, 2007, beginning at 11:00 a.m. Eastern time. In addition, a copy of the press release containing the related financial information can be found on the Company's website.

    America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare programs to government agencies for the medical care of inmates. More information about America Service Group can be found on the Company's website at www.asgr.com or at www.prisonhealthmedia.com.

    This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. A discussion of the Company's definition of such information and reconciliation to the most comparable GAAP measure is included below.

    The most directly comparable GAAP measures for the guidance provided by the Company are: healthcare revenues; gross margin; income from continuing operations before income taxes; depreciation and amortization; and interest, each of which will only include results from continuing contracts. Because it is not possible to reliably forecast discontinued operations, reconciliation of the Company's guidance to the most directly comparable GAAP measure cannot be estimated on a forward-looking basis.

    Cautionary Statement

    This press release contains "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts, including statements about the Company's or management's beliefs and expectations, constitute forward-looking statements and may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

    -- the risk that government entities (including the Company's government customers) may bring enforcement actions against, seek additional refunds from, or impose penalties on, the Company or its subsidiaries as a result of the matters recently investigated by the Audit Committee or the previous restatement of the Company's financial results;

    -- the risks arising from shareholder litigation as a result of the matters recently investigated by the Audit Committee or the previous restatement of the Company's financial results;

    -- risks associated with the possibility that we may be unable to satisfy covenants under our credit facility;

    -- risks arising from potential weaknesses or deficiencies in our internal control over financial reporting;

    -- risks arising from the possibility that we may be unable to collect accounts receivable;

    -- the Company's ability to retain existing client contracts and obtain new contracts at acceptable pricing levels;

    -- whether or not government agencies continue to privatize correctional healthcare services;

    -- the possible effect of adverse publicity on the Company's business;

    -- increased competition for new contracts and renewals of existing contracts;

    --  the Company's ability to execute its expansion strategies;

    -- the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage;

    -- the Company's ability to maintain and continually develop information technology and clinical systems;

    -- the outcome or adverse development of pending litigation, including professional liability litigation;

    -- risks arising from the possibility that the pending sale of certain assets of Secure Pharmacy Plus does not close;

    -- risks arising from the possibility that the acquirer of certain assets of Secure Pharmacy Plus cannot provide pharmaceuticals or related services at either a cost or service level sufficient to allow the Company to meet its contractual obligations with its customers without negatively impacting financial performance;

    -- the Company's dependence on key management and clinical personnel; and

    -- the Company's ability or determination whether to continue to repurchase shares under its stock repurchase program.

    A discussion of important factors and assumptions regarding certain statements and risks involved in an investment in the Company is contained in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.

                      AMERICA SERVICE GROUP INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)

                                           Three Months Ended
                                   -----------------------------------
                                   Mar. 31,   % of   Mar. 31,   % of
                                     2007    Revenue   2006    Revenue
                                   --------- ------- --------- -------
Healthcare revenues                $145,655   100.0  $141,945   100.0
Healthcare expenses                 134,188    92.1   133,131    93.8
                                   --------- ------- --------- -------
   Gross margin                      11,467     7.9     8,814     6.2
Selling, general and
 administrative expenses              7,330     5.0     5,912     4.2
Audit Committee investigation and
 related expenses                        14       -     3,569     2.5
Depreciation and amortization         1,051     0.8       973     0.7
                                   --------- ------- --------- -------
   Income (loss) from operations      3,072     2.1    (1,640)   (1.2)
Interest, net                           362     0.2       513     0.3
                                   --------- ------- --------- -------
   Income (loss) from continuing
    operations before income tax
    provision (benefit)               2,710     1.9    (2,153)   (1.5)
Income tax provision (benefit)        1,116     0.8      (873)   (0.6)
                                   --------- ------- --------- -------
   Income (loss) from continuing
    operations                        1,594     1.1    (1,280)   (0.9)
Income (loss) from discontinued
 operations, net of taxes              (234)   (0.2)      132     0.1
                                   --------- ------- --------- -------
       Net income (loss)           $  1,360     0.9  $ (1,148)   (0.8)
                                   ========= ======= ========= =======

Income (loss) per common share -
 basic:
   Income (loss) from continuing
    operations                     $   0.16          $  (0.12)
   Income (loss) from discontinued
    operations, net of taxes          (0.02)             0.01
                                   ---------         ---------
       Net income (loss)           $   0.14          $  (0.11)
                                   =========         =========

Income (loss) per common share -
 diluted:
   Income (loss) from continuing
    operations                     $   0.16          $  (0.12)
   Income (loss) from discontinued
    operations, net of taxes          (0.02)             0.01
                                   ---------         ---------
       Net income (loss)           $   0.14          $  (0.11)
                                   =========         =========

Weighted average common shares
 outstanding:
   Basic                              9,945            10,766
                                   =========         =========
   Diluted                           10,033            10,766
                                   =========         =========

                      AMERICA SERVICE GROUP INC.
                     CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                                                   Mar. 31,  Dec. 31,
                                                     2007      2006
                                                   --------- ---------
                      ASSETS

Current assets:
  Cash and cash equivalents                        $  7,898  $ 13,736
  Accounts receivable: healthcare and other, less
   allowances                                        76,257    80,945
  Inventories                                         5,984     7,070
  Prepaid expenses and other current assets          13,295    12,851
  Current deferred tax assets                         9,427     8,864
                                                   --------- ---------
Total current assets                                112,861   123,466
Property and equipment, net                           7,011     6,800
Goodwill, net                                        40,772    40,772
Contracts, net                                        5,131     5,538
Other intangibles, net                                  557       615
Other assets                                          7,323     7,540
                                                   --------- ---------
       Total assets                                $173,655  $184,731
                                                   ========= =========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                 $ 22,505  $ 26,809
  Accrued medical claims liability                   28,748    31,005
  Accrued expenses                                   38,247    37,541
  Deferred revenue                                   10,730    11,740
  Revolving credit facility classified as current    10,000    10,000
                                                   --------- ---------
Total current liabilities                           110,230   117,095
Noncurrent portion of accrued expenses               19,597    20,634
Noncurrent deferred tax liabilities                   2,030       548
                                                   --------- ---------
Total liabilities                                   131,857   138,277
                                                   --------- ---------
Stockholders' equity:
  Common stock                                           95       100
  Additional paid-in capital                         41,086    47,597
  Retained earnings (accumulated deficit)               617    (1,243)
                                                   --------- ---------
Total stockholders' equity                           41,798    46,454
                                                   --------- ---------
       Total liabilities and stockholders' equity  $173,655  $184,731
                                                   ========= =========

                      AMERICA SERVICE GROUP INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                   Three Months Ended
                                                        Mar. 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------
Cash Flows from Operating Activities
Net income (loss)                                  $  1,360  $ (1,148)
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
  Depreciation and amortization                       1,052       985
  Loss on retirement of fixed assets                     22         3
  Finance cost amortization                              29        24
  Deferred income taxes                                 919      (796)
  Share-based compensation expense                    1,173     1,047
  Excess tax benefits from share-based compensation
   expense                                                -      (374)
  Changes in operating assets and liabilities:
    Accounts receivable, net                          4,688     2,205
    Inventories                                       1,086    (1,526)
    Prepaid expenses and other current assets          (444)     (824)
    Other assets                                        192       704
    Accounts payable                                 (4,304)    6,271
    Accrued medical claims liability                 (2,257)    4,595
    Accrued expenses                                    169     4,293
    Deferred revenue                                 (1,010)      282
                                                   --------- ---------
       Net cash provided by operating activities      2,675    15,741
                                                   --------- ---------

Cash Flows from Investing Activities
Capital expenditures                                   (824)     (654)
                                                   --------- ---------
       Net cash used in investing activities           (824)     (654)
                                                   --------- ---------

Cash Flows from Financing Activities
Share repurchases                                    (7,887)        -
Reduction in restricted cash used to collateralize
 letters of credit                                        -        11
Excess tax benefits from share-based compensation
 expense                                                  -       374
Issuance of common stock                                198       215
Exercise of stock options                                 -       406
                                                   --------- ---------
       Net cash provided by (used in) financing
        activities                                   (7,689)    1,006
                                                   --------- ---------

Net increase (decrease) in cash and cash
 equivalents                                         (5,838)   16,093
Cash and cash equivalents at beginning of period     13,736         -
                                                   --------- ---------
Cash and cash equivalents at end of period         $  7,898  $ 16,093
                                                   ========= =========

                      AMERICA SERVICE GROUP INC.
SCHEDULES OF INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES
                            (In thousands)

                                            Three Months Ended
                                     ---------------------------------
                                     Mar. 31,  % of   Mar. 31,  % of
                                       2007   Revenue   2006   Revenue
                                     -------- ------- -------- -------
Healthcare revenues                  $   798   100.0  $25,618   100.0
Healthcare expenses                    1,192   149.4   25,379    99.1
                                     -------- ------- -------- -------
   Gross margin                         (394)  (49.4)     239     0.9
Depreciation and amortization              1     0.1       12     0.1
Interest, net                              -       -       10       -
                                     -------- ------- -------- -------
   Income (loss) from discontinued
    operations before income taxes      (395)  (49.5)     217     0.8
Income tax provision (benefit)          (161)  (20.2)      85     0.3
                                     -------- ------- -------- -------
Income (loss) from discontinued
 operations, net of taxes            $  (234)  (29.3) $   132     0.5
                                     ======== ======= ======== =======

                      AMERICA SERVICE GROUP INC.
         DISCUSSION AND RECONCILIATIONS OF NON-GAAP MEASURES
                            (In thousands)

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. A discussion of the Company's definition of such information and reconciliations to the most comparable GAAP measures are included below.

                           ADJUSTED EBITDA

The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization, Audit Committee investigation expenses and share-based compensation expense. The Company includes in Adjusted EBITDA the results of discontinued operations under the same definition.

The Company believes that Adjusted EBITDA is an important operating measure that supplements discussions and analysis of the Company's results of operations. The Company believes that it is useful to investors to provide disclosures of its results of operations on the same basis as that used by management, credit providers and analysts. The Company's management, credit providers and analysts rely upon Adjusted EBITDA as a key measure to review and assess operating performance. Adjusted EBITDA is utilized by management, credit providers and analysts to compare the Company's current operating results with the corresponding periods in the previous year and to compare the Company's operating results with other companies in the healthcare industry.

Adjusted EBITDA is not a measure of financial performance under United States generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

       RECONCILIATIONS OF NET INCOME (LOSS) TO ADJUSTED EBITDA

                                                    Three Months Ended
                                                         Mar. 31,
                                                    ------------------
                                                      2007     2006
                                                    -------- ---------
Net income (loss)                                   $ 1,360  $ (1,148)
Depreciation, interest and taxes included in income
 (loss)
   from discontinued operations, net of taxes          (160)      107
Income tax provision (benefit)                        1,116      (873)
Interest, net                                           362       513
Depreciation and amortization                         1,051       973
Audit Committee investigation and related expenses       14     3,569
Share-based compensation expense included in
 healthcare expenses                                    114       111
Share-based compensation expense included in
 selling, general and administrative expenses         1,059       937
                                                    -------- ---------
Adjusted EBITDA                                     $ 4,916  $  4,189
                                                    ======== =========

   TOTAL REVENUES, TOTAL HEALTHCARE EXPENSES AND TOTAL GROSS MARGIN

The Company defines Total Revenues as healthcare revenues plus revenues from expired service contracts classified as discontinued operations. The Company defines Total Healthcare Expenses as healthcare expenses plus expenses from expired contracts classified as discontinued operations, less share-based compensation expense. The Company defines Total Gross Margin as Total Revenues less Total Healthcare Expenses.

The Company believes that Total Revenues, Total Healthcare Expenses and Total Gross Margin are useful measurements when comparing the Company's performance for such items as selling, general and administrative expenses, interest expense or tax expense as a percentage of revenue between periods. As a result of the application of FAS 144, "healthcare revenues," "healthcare expenses," and "gross margin" on the Company's consolidated statements of operations for any period presented will only include revenues and expenses from continuing contracts.

       RECONCILIATIONS OF HEALTHCARE REVENUES TO TOTAL REVENUES

                                                   Three Months Ended
                                                        Mar. 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------
Healthcare revenues                                $145,655  $141,945
Healthcare revenues included in income (loss)
  from discontinued operations, net of taxes            798    25,618
                                                   --------- ---------
Total Revenues                                     $146,453  $167,563
                                                   ========= =========

 RECONCILIATIONS OF HEALTHCARE EXPENSES TO TOTAL HEALTHCARE EXPENSES

                                                   Three Months Ended
                                                        Mar. 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------
Healthcare expenses                                $134,188  $133,131
Healthcare expenses included in income (loss)
  from discontinued operations, net of taxes          1,192    25,379
Share-based compensation expense included in
 healthcare expenses                                   (114)     (111)
                                                   --------- ---------
Total Healthcare Expenses                          $135,266  $158,399
                                                   ========= =========


        RECONCILIATIONS OF GROSS MARGIN TO TOTAL GROSS MARGIN

                                                   Three Months Ended
                                                        Mar. 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------
Gross margin                                       $ 11,467  $  8,814
Gross margin included in income (loss)
  from discontinued operations, net of taxes           (394)      239
Share-based compensation expense included in gross
 margin                                                 114       111
                                                   --------- ---------
Total Gross Margin                                 $ 11,187  $  9,164
                                                   ========= =========


    CONTACT: America Service Group Inc.
             Michael Catalano, (615) 373-3100
             Chairman, President and
             Chief Executive Officer
             or
             Michael W. Taylor, (615) 373-3100
             Senior Vice President and
             Chief Financial Officer